Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE ANNOUNCES RECORD NET INCOME
FOR THE THIRD QUARTER OF 2008

ST. LOUIS, November 5, 2008 – LMI Aerospace, Inc. (NASDAQ:  LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced record earnings in the third quarter of 2008.  The company also said it is reaffirming its guidance for 2009.

Net sales in the quarter ended September 30, 2008, were $61.9 million, compared to $47.8 million in the quarter ended September 30, 2007.  Net income for the third quarter of 2008 increased to $5.2 million or $0.46 per diluted share, compared to $4.2 million or $0.37 per diluted share in the third quarter of 2007.  The prior year results include only two months of operations of D3 Technologies, Inc., acquired July 31, 2007.

For the nine months ended September 30, 2008, net sales were $187.3 million, compared to $113.9 million in the nine months ended September 30, 2007.  Net income for the first nine months of 2008 was $14.7 million or $1.30 per diluted share, compared to $9.3 million or $0.83 per diluted share in the 2007 period.

“Our Aerostructures segment experienced consistent sales demand on legacy products with some modest contribution from new programs starting late in the current quarter.  The Boeing strike, which reduced segment sales in the quarter by about $1.5 million, accounted for most of the difference in revenues when compared to the second quarter of 2008,” said Ronald S. Saks, President and CEO, LMI Aerospace, Inc.  “Sales and headcount of our Engineering Services segment remained steady, with customer mix and reduced overtime accounting for slightly lower sales when compared with the second quarter of 2008.  Gross profit in Aerostructures increased year over year after giving effect to a customer settlement, which benefited the comparable 2007 quarter, and the Engineering Services division experienced higher gross profit as well,” said Saks.

In the Aerostructures segment, net sales were $39.4 million in the third quarter of 2008, up 10.0 percent from $35.8 million in the third quarter of 2007.  Sales of military products increased 17.4 percent to $10.8 million or 27.4 percent of sales from $9.2 million or 25.7 percent of sales in the third quarter of 2007, due to higher production rates and increased sales of assemblies on the Black Hawk helicopter.  Sales of products for corporate and regional aircraft in the third quarter of 2008 increased 12.1 percent to $13.9 million or 35.3 percent of total segment sales, compared to $12.4 million or 34.6 percent of sales in the third quarter of 2007.  Increased production rates on Gulfstream aircraft were the main contributors to growth.  Sales of products used in large commercial aircraft in the third quarter of 2008 were $11.3 million or 28.7 percent of sales, compared to $11.5 million or 32.1 percent of sales in the year-ago quarter.  Higher sales for the Boeing 747, primarily to support the new 747-8, were offset by decreases in sales for Boeing 737, 777 and 787 models.

Net sales for the third quarter of 2008 for the Engineering Services segment, comprised entirely of the operations of D3 Technologies, were $22.8 million, compared to $12.0 million for the two months of operations in the third quarter of 2007.  Net sales of engineering services for large commercial aircraft were $11.0 million or 48.2 percent of segment sales in the third quarter of 2008, primarily for design programs supporting Boeing’s 747-8, 787 and 777-Freighter platforms.  Net sales for corporate aircraft in the third quarter of 2008 were $7.6 million or 33.3 percent of sales, primarily for work on the Gulfstream G650 and G250.  Military programs, which included services provided for multiple Navy programs, the Lockheed F-35 and various other programs, generated net sales of $3.4 million or 14.9 percent of sales in the third quarter of 2008.  Tooling projects constituted the remainder of the segment’s sales.  Inter-segment sales were $322,000 in the third quarter of 2008.

Gross profit for the third quarter of 2008 was $16.9 million or 27.3 percent of sales, compared to $13.3 million or 27.8 percent of sales in the third quarter of 2007.  In the third quarter of 2008, gross profit for the Aerostructures segment was $11.8 million or 29.7 percent of sales, versus $11.1 million or 31.0 percent of sales in the year-ago quarter.  The prior year quarter included the benefit of a customer settlement of approximately $0.8 million.  Excluding this settlement, prior year gross profit was $10.1 million or 29.2 percent of sales.  Gross profit for the Engineering Services segment for the third quarter of 2008 was $5.1 million or 22.4 percent of sales in the third quarter of 2008, versus $2.2 million or 18.3 percent of sales in the year-ago period, which was affected by certain cost overruns on tooling work.

Selling, general and administrative expenses were $8.3 million in the third quarter of 2008 or 13.8 percent of sales, compared to $6.9 million or 14.4 percent of sales in the year-ago quarter.  SG&A expenses of $5.8 million in the third quarter of 2008 for Aerostructures included the recovery of a previously reserved receivable of $260,000. SG&A expenses of $2.5 million for the Engineering Services segment in the third quarter of 2008 included $0.6 million of stock-based compensation related to restricted stock awards and amortization of intangibles resulting from the acquisition of D3 Technologies.  Net interest expense in the third quarter of 2008 was $407,000, compared to $650,000 in the third quarter of 2007, which included a write-off of deferred financing costs of $200,000 resulting from a new loan agreement to purchase D3 Technologies.  Income taxes in the third quarter of 2008 were $3.0 million, compared to $2.1 million in the year-ago quarter.  The effective tax rate in the third quarter of 2008 was 36.5 percent, compared to 33.1 percent in the year-ago quarter.  The 2008 rates were negatively impacted by a higher state income tax rate.

The backlog at September 30, 2008, was $210 million, up from approximately $143 million at September 30, 2007.

The company generated free cash flow of $3.6 million in the nine months ended September 30, 2008, despite inventory growth required to support new assembly work. For the balance of 2008, LMI has temporarily reduced output goals in response to the strike at Boeing but will build additional inventories in the fourth quarter in order to level production.  As customer schedules normalize in early 2009, the company plans to reduce inventories to mid-2008 levels.

LMI also announced it was withdrawing its 2008 guidance because of uncertainty in demand caused by the recently settled Boeing strike.  After Boeing and its Tier 1’s release information about plans to resume production, and more information is available regarding negotiations between Boeing and its engineers, LMI will provide additional insight into guidance for the fourth quarter of 2008.  This update to guidance is expected to be available by the first week of December 2008.  LMI also said it reaffirmed its 2009 guidance, which was described in a September 3, 2008, news release.

“After discussions with several customers, we expect our major programs, including new winglet work on the Boeing 767 and other large commercial transport, military and Gulfstream products, to maintain or increase existing production rates through 2009.  New programs which commenced with tooling and engineering work in 2008 continue to be supported by our customers and significant engineering, and build opportunities with new and existing customers are being offered.  We continue to study acquisitions and green-field investments in composites manufacturing and engineering in order to offer new products to our customers,” Saks said.

LMI Aerospace, Inc., which celebrates its 60th anniversary in 2008, is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries.  Through its Aerostructures segment, the company fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, primarily for large commercial, corporate and military aircraft.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2008, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and any risk factor set forth in our other subsequent filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	(Unaudited) Sept. 31, 2008	Dec. 31, 2007
Assets
Current assets:
Cash and cash equivalents	$222	$82
Trade accounts receivable, net of allowance of $233 at September 30, 2008 and $292 at December 31, 2007	29,674	29,588
Inventories, net	53,231	40,940
Prepaid expenses and other current assets	2,208	2,135
Deferred income taxes	3,236	3,483
Income taxes receivable	297	630
Total current assets	88,868	76,858

Property, plant and equipment, net	21,944	19,733
Goodwill	48,561	48,670
Customer intangible assets, net	18,349	19,428
Other assets	1,257	1,429
Total assets	$178,979	$166,118

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,103	$10,681
Accrued expenses	11,574	9,997
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	554	775
Total current liabilities	21,464	21,686

Long-term deferred gain on sale of real estate	3,598	3,773
Long-term debt and capital lease obligations, less current installments	25,774	29,022
Deferred income taxes	6,810	6,810
Total long-term liabilities	36,182	39,605

Stockholders’ equity:
Common stock, $.02 par value per share; authorized 28,000,000 shares; issued 11,885,028 shares and 11,820,057 shares at September 30, 2008 and December 31, 2007, respectively	238	236
Preferred stock, $.02 par value per share; authorized 2,000,000 shares; none issued in both periods	--	--
Additional paid-in capital	68,976	67,244
Treasury stock, at cost, 364,588 shares at September 30, 2008 and 385,688 shares at December 31, 2007	(1,730)	(1,830)
Retained earnings	53,849	39,177
Total stockholders’ equity	121,333	104,827
Total liabilities and stockholders’ equity	$178,979	$166,118

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$61,941	$47,795	$187,262	$113,906
Cost of sales	45,058	34,494	138,085	83,117
Gross profit	16,883	13,301	49,177	30,789

Selling, general and administrative expenses	8,329	6,396	24,714	16,338
Income from operations	8,554	6,905	24,463	14,451

Other income (expense):
Interest income (expense), net	(407)	(650)	(1,366)	(258)
Other, net	3	(2)	(5)	(25)
Income before income taxes	8,150	6,253	23,092	14,168

Provision for income taxes	2,970	2,068	8,409	4,851
Net income	$5,180	$4,185	$14,683	$9,317

Amounts per common share:
Net income per common share	$0.46	$0.38	$1.31	$0.84

Net income per common share assuming dilution	$0.46	$0.37	$1.30	$0.83

Weighted average common shares outstanding	11,196,861	11,157,959	11,227,970	11,155,041

Weighted average dilutive common shares outstanding	11,326,771	11,291,108	11,350,022	11,279,643

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands, except share and per share data)

	(Unaudited) Nine Months Ended September 30,
	2008	2007
Operating activities:
Net income	$14,683	$9,317
Adjustments to reconcile net income to
net cash provided (used) by operating activities:
Depreciation and amortization	4,950	3,081
Charges for bad debt expense	71	195
Charges for inventory obsolescence and valuation	814	516
Restricted stock compensation	1,981	566
Changes in operating assets and liabilities:
Trade accounts receivable	(157)	(8,903)
Inventories	(13,105)	(4,639)
Prepaid expenses and other assets	45	(743)
Income taxes	954	530
Accounts payable	(1,578)	(1,110)
Accrued expenses	956	787
Net cash provided (used) by operating activities	9,614	(1,977)

Investing activities:
Additions to property, plant and equipment	(6,061)	(5,197)
Proceeds from sale of real estate	--	5,920
Proceeds from sale of equipment	33	1,681
Proceeds from matured debt securities	--	2,243
Acquisition of D3 Technologies, Inc. net of cash acquired	--	(59,082)
Other, net	(61)	(210)
Net cash used by investing activities	(6,089)	(54,645)

Financing activities:
Proceeds from issuance of debt and origination of capital leases	73	39,380
Net payments on revolving line of credit	(2,919)	(6,500)
Principal payments on long-term debt and notes payable	(628)	(328)
Proceeds from exercise of stock options	89	14
Net cash (used) provided by financing activities	(3,385)	32,566

Net increase (decrease) in cash and cash equivalents	140	(24,056)
Cash and cash equivalents, beginning of year	82	24,411
Cash and cash equivalents, end of quarter	$222	$355

Supplemental disclosures of cash flow information:
Interest paid	$1,384	$592
Income taxes paid (refunded), net	$7,105	$4,224